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                                                                       EXHIBIT 4
                      SEVERANCE PLAN FOR DALLAS EMPLOYEES

          WHEREAS the Board of Directors (the "Board") of Fibreboard Corporation (the "Company") is contemplating entering into an agreement that would resulting in a Change of Control (as defined below); and

          WHEREAS the acquiring entity in such Change of Control has expressed an intent to close the Company's Dallas, Texas office (the "Office"); and

          WHEREAS the Board wishes to provide certain severance benefits to the employees of the Office (the "Employees") in the event the Employees are terminated following the Change of Control, the Company desires to establish this Severance Plan for Dallas (the "Plan").

          NOW, THEREFORE, the Company does hereby establish the Plan in accordance with the following terms:

          1.  Term of the Plan.  This Plan shall become effective on ________
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__, 1997 and remain in effect until the second anniversary of a Change of
Control; provided, however, that the Company shall in all events remain liable
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to provide any amounts or benefits to which an Employee became entitled hereunder prior to such anniversary.

          2.  Covered Employees.  This Plan shall apply to the Employees whose
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names are set forth on Schedule A hereto and who are employed immediately prior to a Change of Control. Additional names of Employees can be added to such Schedule prior to a Change of Control. However, no Employee's name can be deleted from Schedule A on or after the inception of the Plan who remains employed with the Company.

          3.  Definitions.  For purposes of this Plan, the following definitions
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shall apply:

          "Base Salary" shall mean the Employee's annual base salary on the Effective Date.

          "Bonus" shall mean the bonus that would have been payable to the Employee under the Company's Annual Cash Incentive Program for the fiscal year of termination assuming the Employee's employment had continued for the full year and the Company and the Employee had achieved the "Target" level of earnings for the year previously set by the Board under the program.

          "Cause" shall mean:

          (i)      conviction of any felony, or
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          (ii) willful and continued failure to substantially perform his duties as an Employee of the Company (other than as a result of total or partial incapacity due to physical or mental illness (habitual drunkenness or abuse of drugs or controlled substances not being considered a physical or mental illness for purposes of this paragraph)) unless within 30 days after written notice has been provided to the Employee by the Company, the Employee cures the conduct which was the basis for such willful and continued failure.

         "Change of Control" shall mean:

         (i) the holders of the voting securities of the Company shall have approved a merger or consolidation of the Company with any other entity, unless the proposed merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

         (ii) a plan of complete liquidation of the Company shall have been adopted or the holders of voting securities of the Company shall have approved an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or

         (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("1934 Act")) shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934
               Act), directly or indirectly, of 15% or more of the combined voting power of the Company's then outstanding shares;

         (iv) during any period of two consecutive years, members who at the beginning of such period constituted the Board of Directors shall have ceased for any reason to constitute a majority thereof, unless the election, or nomination for election by the Company's stockholders, of each director shall have been approved by the vote of at least two-thirds of the directors then still in office and who were directors at the beginning of such period (so long as such director was not
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               nominated by a person who has expressed an intent to effect a
               Change of Control or engage in a proxy or other control context); or

          (v) the occurrence of any other change of control of a nature that would be required to be reported in accordance with Form 8-K pursuant to Sections 13 or 15(d) of the 1934 Act or in the Company's proxy statement in accordance with Schedule 14A of Regulation 14A promulgated under the 1934 Act, or in any successor forms or regulations to the same effect.

          "Constructive Termination" shall be deemed to have occurred if (i) Employee's Base Salary is reduced without his written consent, or (ii) Employee's annual compensation potential (consisting of Base Salary plus total annual bonus potential) is reduced without his written consent, or (iii) Employee is required by the Company without his written consent to relocate to a new place of business that is more than fifty miles from the Company's office in Dallas, Texas (or a substantial increase in the amount of required business travel), or (iv) there is a material adverse change in the Employee's duties or responsibilities in comparison to the duties or responsibilities which the Employee had prior to the Change of Control.

          "Effective Date" shall mean the date on which a Change of Control occurs.

          "Maximum Bonus" shall mean the maximum bonus that would have been payable to the Employee under the Company's bonus plans for the fiscal year of termination assuming that the Employee's employment had continued for the full year and the Employee, the Company or the applicable business unit, as the case may be, had satisfied all performance criteria to the greatest extent possible.

          "Permanent Total Disability" shall mean: If at the end of any month Employee then is, and has been, for six (6) consecutive full calendar months then ending, or eighty (80) or more of the normal working days during the twelve
(12) consecutive full calendar months then ending, unable to perform his duties in the normal and regular manner due to mental or physical illness or injury, Employee will be deemed to be in a state of Permanent Total Disability. Any determination of such inability to perform shall be made by the Employee's physician in good faith.

          "Relocation Payment" shall mean, for each Employee, the amount designated as the Relocation Payment on Schedule A hereto with respect to such Employee.
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          "Retirement" shall mean a termination of employment by Employee pursuant to late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan.

          "Severance Period" shall mean, for each Employee, the period designated on Schedule A hereto with respect to such Employee.

          4.  Compensation Upon Termination.  The Employee shall be entitled to
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the severance benefits provided in this Section 4 hereof in the event Employee's employment is terminated within two years following a Change of Control (i) by the Company without Cause, (ii) by Employee as a result of a Constructive Termination (either (i) or (ii) causing a "Termination"). Notwithstanding the foregoing, no Employee shall be entitled to severance benefits in the event of a termination of employment on account of death, Permanent Total Disability or Retirement, but excluding any such termination which is coincident with or subsequent to a termination which would otherwise give rise to severance benefits. Upon termination of the Employee's employment as provided above, the Employee shall be entitled to the following benefits:

          (a) Severance.  As soon as practicable after the Termination, but in
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any event no later than 10 business days following such Termination, the Company shall pay or cause to be paid to the Employee, a lump sum cash amount equal to the sum of (i) the Base Salary for the Severance Period, and (ii) the Bonus for the Severance Period (i.e., if the Severance Period were 6 months, then Bonus for the Severance Bonus would be 1/2 of the Bonus for a year). In addition, at the time of the above payment, the Employee shall be entitled to an additional lump sum cash payment equal to the sum of (A) Employee's unpaid annual salary through the date of termination, (B) a pro rata portion of the Maximum Bonus (calculated through the date of termination), and (C) any accrued vacation pay, in each case, in full satisfaction of Employee's rights thereto. The Company shall also pay the Employee the Relocation Payment provided in Schedule A, if the Employee provided the Company with written notice of his intent to relocate to California within 12 months of his last date of employment and completed such relocation within 18 months of such date.

          (b) Additional Benefits.  The Employee shall be entitled to continued
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medical, dental, life insurance and any other welfare benefit plan coverage (but excluding the Company's disability plans) for the Employee and the Employee's eligible dependents on the same basis as in effect prior to the Change of Control or the Employee's Termination of employment, whichever is deemed to provide for more substantial benefits, until the end of the Severance Period.

          (c) Outplacement.  If so requested by the Employee, outplacement
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services shall be provided by a professional
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outplacement provider at a cost to the Company of not more than 20% of the
Employee's Base Salary.

          (d) Withholding.  Payments and benefits provided pursuant to this
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Section 4 shall be subject to any applicable payroll and other taxes required to be withheld.

          (e) Offset for Other Severance.  In the event that Employee is
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eligible for severance under any other Company plan or agreement, then any severance amounts payable pursuant to this Plan shall be reduced by the amount payable under such other plan or agreement.

          5.  Fees and Expenses.  The Company shall pay all reasonable legal
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fees and related expenses (including the costs of experts, evidence and counsel)
incurred by the Employee as they become due as a result of the Employee's seeking to obtain or enforce any right or benefit provided by this Plan or by any other plan or arrangement maintained by the Company under which the Employee is or may be entitled to receive benefits; provided, however, that the
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circumstances set forth above occurred on or after a Change of Control.

          6.  Notice.  For the purposes of this Plan, notices and all other
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communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

          7.  Amendment and Termination.  This Plan may not be amended or
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terminated during the period commencing on the date of a Change of Control and ending on the second anniversary of the Change of Control; provided, however,
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that no amendment or termination after the inception of this Plan may alter or curtail the entitlements of an Employee accrued under the terms of this Plan by virtue of a termination of the Employee's employment prior to such amendment or termination and the Company shall continue to provide the benefits or payments to which an Employee had become entitled hereunder prior to the termination or amendment of this Plan.

          8.  Non-exclusivity of Rights.  Nothing in this Plan shall prevent or
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limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein
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limit or reduce such rights as the Employee may have under any agreements with the Company or any of its subsidiaries (although any such severance benefits reduce the severance payable under this Plan). Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.

          9.  Third Party Beneficiary.  Each Employee covered under this Plan
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shall have third party beneficiary rights with respect to the Employee's rights and entitlements hereunder and may file suit on his or her behalf in a court of competent jurisdiction to enforce such rights and entitlements.

          10.  Governing Law.  This Plan shall be governed by and construed and
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enforced in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof. Any action brought by any party to this Plan shall be brought and maintained in a court of competent jurisdiction in the State of Texas.

          11.  Successors and Assigns.  This Plan shall be binding upon and
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shall inure to the benefit of the Company, its successors and assigns, and the
Company shall require any successor or assign to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place. The term "Company" as used herein shall include such successors and assigns. The terms "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company whether by operation of law or otherwise.

          12.  Severability.  The provisions of this Plan shall be deemed
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severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.
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                                   SCHEDULE A
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Employee                Severance Period    Relocation Payment
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